Exhibit 99.1

The DIRECTV Group Announces Full Year and Fourth Quarter 2004 Results

    EL SEGUNDO, Calif.--(BUSINESS WIRE)--Jan. 27, 2005--The DIRECTV Group, Inc. (NYSE:DTV):

    DIRECTV U.S. Generates Strong Subscriber Growth:

    -- Added a Fourth Quarter Record 1.1 Million Gross Subscribers Bringing the Full Year Total to an All-Time High of 4.2
        Million

    -- Attained Net Subscriber Additions of 444,000 in the Fourth Quarter Driving Full Year Additions to more than 1.7 Million

    -- Generated Nearly $3 Billion in Revenues in the Fourth Quarter Bringing Full Year Revenues to $9.8 Billion, or 27% Greater than the Prior Year

    The DIRECTV Group, Inc. (NYSE:DTV) today reported that fourth quarter revenues increased 22% to $3.36 billion and operating loss before depreciation and amortization(1) was $156 million compared to operating profit before depreciation and amortization of $11 million in last year's fourth quarter. In addition, The DIRECTV Group reported a fourth quarter 2004 operating loss of $437 million and net loss of $283 million compared with an operating loss of $177 million and a net loss of $310 million in the same period last year. Included in the fourth quarter 2004 operating loss before depreciation and amortization is a $217 million pre-tax charge for the expected sale of Hughes Network Systems (HNS) and a $45 million pre-tax charge related to the ongoing shut-down of DIRECTV Latin America's Mexico operations (see below for a more detailed explanation). In addition, beginning with the fourth quarter of 2004, DIRECTV U.S. reports its current and prior period subscribers and churn on a total platform basis and will no longer separately report subscribers and churn for the former NRTC and Pegasus territories.
    "While we considered 2004 a transition year, DIRECTV U.S. added more new customers in 2004 than any other pay television service in the country," said Chase Carey, president and CEO of The DIRECTV Group. "We enjoyed strong momentum throughout 2004 and our record fourth quarter gross new customer additions of more than 1.1 million marks the second consecutive quarter in which we added more than 1 million gross new subscribers. Equally impressive is the fact that we have generated sustained growth at DIRECTV, having added more than 400,000 net new customers for the fourth consecutive quarter."
    Carey continued, "Even with this strong growth, we recognize that we need to improve our operational performance and margins. Throughout last year, we took steps to strengthen DIRECTV and focus on our core direct-to-home television business. With these accomplishments, we have a solid foundation for future growth and success. Looking ahead, we are excited about launching several compelling new services and products in 2005 that we believe will make DIRECTV even more appealing. Later this year, we will launch the most dramatic expansion of programming since DIRECTV's inception as we begin to roll-out local broadcast channels in high-definition format. We also intend to introduce advanced new programming and interactive services as well as a new digital video recorder with interactive capabilities. We plan to continue to expand DIRECTV's international programming lineup, grow our presence in rural markets, and by year-end introduce our Home Media Center that will provide an entertainment solution for the entire home. We are committed to offering the best content, service and features and the best television experience in the U.S. -- an experience that is designed to further distinguish DIRECTV from our competitors."



                THE DIRECTV GROUP'S OPERATIONAL REVIEW

                                    Three Months      Twelve Months
                                 Ended December 31, Ended December 31,
                                 -------------------------------------
                                    2004      2003     2004     2003
----------------------------------------------------------------------
Revenues ($M)                      $3,362    $2,754  $11,360   $9,372
----------------------------------------------------------------------
Operating Profit (Loss) Before
Depreciation and Amortization(1)
 ($M)                                (156)       11   (1,273)     617
----------------------------------------------------------------------
Operating Loss ($M)                  (437)     (177)  (2,111)    (138)
----------------------------------------------------------------------
Net Loss ($M)                        (283)     (310)  (1,944)    (362)
----------------------------------------------------------------------
Loss Per Common Share(2) ($)        (0.20)    (0.22)   (1.40)   (0.26)
----------------------------------------------------------------------
Cash Flow(3) ($M)                    (465)      (81)   1,322       58
----------------------------------------------------------------------


    Fourth Quarter Review

    Special Items. In the fourth quarter of 2004, The DIRECTV Group announced an agreement for the sale of substantially all of the remaining assets of HNS to a new entity that will be jointly owned by SkyTerra Communications, Inc. and The DIRECTV Group. The transaction, which is expected to close in the first half of 2005, is subject to certain regulatory approvals, receipt of financing and other customary closing conditions. The DIRECTV Group will receive $251 million in cash, subject to closing adjustments, and 300,000 shares of SkyTerra common stock, currently valued at approximately $10 million. In the fourth quarter, a pre-tax charge of $217 million was recorded related to this transaction primarily for the write-down of HNS net-assets to their fair value based on the agreed upon sales price.
    Operational Review. In the fourth quarter of 2004, The DIRECTV Group's revenues of $3.36 billion increased 22% compared to the fourth quarter of 2003 driven principally by strong DIRECTV U.S. subscriber growth and the consolidation of the full economics of the former NRTC and Pegasus subscribers which were acquired in June and July of 2004. These changes were partially offset by the absence of DIRECTV(R) set-top receiver revenues at HNS due to the sale of the set-top box manufacturing operations in June 2004.
    The operating loss before depreciation and amortization of $156 million and the larger operating loss of $437 million were primarily due to the $217 million charge related to the HNS sale, increased subscriber acquisition costs related to the fourth quarter record gross subscriber additions and higher acquisition costs per subscriber
(SAC), higher upgrade and retention costs at DIRECTV U.S., as well as a charge of $45 million related to certain asset write-downs, severance and other costs associated with the ongoing shut-down of DIRECTV Latin America's Mexico operations. These changes were partially offset by the increase in gross profit generated from the higher revenues at DIRECTV U.S and a fourth quarter 2003 pre-tax charge of $132 million related primarily to employee retention and severance costs as well as bankers' fees associated with the News Corporation transactions.
    The DIRECTV Group's smaller fourth quarter 2004 net loss of $283 million was primarily due to reorganization expense of $193 million in the fourth quarter of 2003 related to agreements reached with creditors in the DIRECTV Latin America, LLC bankruptcy proceedings and a greater tax benefit in the fourth quarter of 2004, partially offset by the larger operating loss described above.

    Full Year Review

    For the full year of 2004, The DIRECTV Group's revenues increased 21% to $11.36 billion principally due to the larger subscriber base and higher ARPU at DIRECTV U.S., as well as the consolidation of the full economics of the former NRTC and Pegasus subscribers for approximately four months of 2004. The operating loss before depreciation and amortization of $1.27 billion and the larger operating loss to $2.11 billion were primarily due to a $1.47 billion non-cash impairment charge in the third quarter of 2004 related to management's decision to change the primary use of the SPACEWAY 1 and SPACEWAY 2 satellites, increased DIRECTV U.S.' subscriber acquisition costs related to the record gross subscriber additions and higher SAC as well as higher upgrade and retention costs, and the $217 million charge at HNS related to the pending sale. These changes were partially offset by the increase in gross profit generated from the higher revenues at DIRECTV U.S. and improved operating performance at DIRECTV Latin America mostly related to its lower post-bankruptcy cost structure.
    The DIRECTV Group reported a larger net loss of $1.94 billion in 2004 mostly due to the operating loss described above, an after-tax loss of $724 million related to the sale of PanAmSat Corporation (reflected in "Income (loss) from discontinued operations, net of taxes"), and a $311 million non-cash after-tax charge related to a change in accounting for subscriber acquisition, upgrade and retention costs at DIRECTV U.S. (reflected in "Cumulative effect of accounting changes, net of taxes").
    These declines were partially offset in 2004 by a higher income tax benefit primarily associated with the SPACEWAY impairment charge, a pre-tax gain of $387 million related to the sale of approximately 19 million shares of XM Satellite Radio common stock and a $91 million after-tax gain associated with the Hughes Software Systems (HSS) sale (reflected in "Income (loss) from discontinued operations, net of taxes"). Also impacting the comparison was a charge of $193 million in the fourth quarter of 2003 for reorganization expense due to agreements reached with creditors in the DIRECTV Latin America, LLC bankruptcy proceedings.



                       SEGMENT FINANCIAL REVIEW

                         DIRECTV U.S. Segment

                                    Three Months      Twelve Months
DIRECTV U.S.                     Ended December 31, Ended December 31,
                                 -------------------------------------
                                    2004      2003     2004     2003
----------------------------------------------------------------------
Revenue(1) ($M)                    $2,960    $2,255   $9,764   $7,696
----------------------------------------------------------------------
Average Monthly Revenue per
 Subscriber(1)(ARPU) ($)            71.92     71.75    66.95    63.92
----------------------------------------------------------------------
Operating Profit Before
 Depreciation and Amortization(1)
 ($M)                                 118       166      583      956
----------------------------------------------------------------------
Operating Profit (Loss)( 1) ($M)      (65)       40       22      459
----------------------------------------------------------------------
Cash Flow(1) ($M)                     (44)       14   (1,241)     398
----------------------------------------------------------------------

----------------------------------------------------------------------
Gross Platform Subscriber
 Additions(2) (000's)               1,103       908    4,218    3,206
----------------------------------------------------------------------
Average Monthly Platform
 Subscriber Churn(2)                 1.60%     1.51%    1.59%    1.55%
----------------------------------------------------------------------
Net Platform Subscriber
 Additions(2) (000's)                 444       361    1,728    1,036
----------------------------------------------------------------------

1 - The amounts presented for 2004 include the results from the former NRTC and Pegasus subscribers for approximately the last four months of 2004. The amounts presented for 2003 exclude the results from the former NRTC and Pegasus subscribers for the entire period presented.

2 - The amounts presented for 2003 and 2004 include the results from the former NRTC and Pegasus subscribers for the entire period presented.


    Beginning with the fourth quarter of 2004, DIRECTV U.S. reports its current and prior period subscribers and churn on a total platform basis and will no longer separately report subscribers and churn for the former NRTC and Pegasus territories. These changes were made because during the third quarter of 2004, DIRECTV U.S. completed the purchase of 1.4 million Pegasus and NRTC member subscribers and certain related assets for approximately $1.38 billion. The lump sum cash consideration paid for these subscribers was approximately $956 million, which is net of approximately $220 million owed DIRECTV U.S. by Pegasus, and an additional approximately $200 million, plus interest, that DIRECTV U.S. will pay to certain NRTC members over the next seven years. Separately, but also related to these transactions, DIRECTV U.S. purchased the NRTC contract rights in June 2004 for $322 million which will be paid, plus interest, over the next seven years.

    Fourth Quarter Review

    DIRECTV U.S. gross subscriber additions increased by 21% to a fourth quarter record of 1,103,000 due to higher penetration rates in local channel markets, more attractive consumer promotions, an improved and more diverse distribution network, and more effective marketing in the former NRTC territories. After accounting for average monthly churn of 1.60% in the period, DIRECTV U.S. added 444,000 net subscribers in the quarter, an increase of 23% over the same period last year. As of December 31, 2004, the total number of DIRECTV platform subscribers was 13.94 million representing an annual growth rate of 14% compared to the 12.21 million platform subscribers as of December 31, 2003.
    DIRECTV U.S. generated quarterly revenues of $2.96 billion, an increase of 31% compared to last year's fourth quarter revenues. The increase was primarily due to continued strong subscriber growth and the consolidation of the full economics of the former NRTC and Pegasus subscribers. ARPU increased $0.17 to $71.92 principally due to a March 2004 programming package price increase, higher mirroring fees from an increase in the average number of set-top receivers per customer and an increase in the percentage of customers subscribing to local channels. These ARPU improvements were mostly offset by the impact from the consolidation of the former NRTC and Pegasus subscribers, primarily due to the lower ARPU received from these subscribers. The consolidation of the former NRTC and Pegasus subscribers negatively impacted ARPU by approximately $3.50. Excluding this negative impact, ARPU would have increased by about 5%.
    The fourth quarter 2004 decline in operating profit before depreciation and amortization and operating loss to $118 million and $65 million, respectively, was due to increased subscriber acquisition costs related to the record fourth quarter gross subscriber additions and higher SAC resulting from an increase in the average number of set-top boxes and digital video recorders (DVRs) purchased by new subscribers, partially offset by lower set-top box and DVR manufacturing costs. Also impacting the quarter was higher upgrade and retention expenses mostly due to an increase in the number of existing customers taking DVRs and local channel equipment upgrades. These higher costs were partially offset by the increase in gross profit generated from the higher revenues. In addition, operating profit was negatively impacted by additional amortization expense resulting from the NRTC and Pegasus transactions which were completed in the third quarter of 2004.

    Full Year Review

    DIRECTV U.S. gross subscriber additions increased by 32% to an all-time record of 4,218,000 in 2004 due to higher penetration rates in local channel markets, more attractive consumer promotions, an improved and more diverse distribution network, and, beginning in the third quarter, more effective marketing in the former NRTC territories. After accounting for average monthly churn of 1.59% in the period, DIRECTV U.S. added 1,728,000 net subscribers in 2004, an increase of 67% over last year.
    DIRECTV U.S. generated annual revenues of $9.76 billion, an increase of 27% compared to last year's revenues. The increase was due to continued strong subscriber growth, higher ARPU and the consolidation of the full economics of the former NRTC and Pegasus subscribers for approximately four months of 2004. ARPU increased $3.03 in 2004 to $66.95, or 5% higher than in 2003 primarily due to a March 2004 programming package price increase, higher mirroring fees from an increase in the average number of set-top receivers per customer and an increase in the percentage of customers subscribing to local channels. These ARPU improvements were partially offset by the impact from the consolidation of the former NRTC and Pegasus subscribers for a portion of the year, primarily due to the lower ARPU received from these subscribers.
    Operating profit before depreciation and amortization and operating profit for 2004 declined to $583 million and $22 million, respectively, due to increased subscriber acquisition costs related to the record gross subscriber additions and higher SAC resulting from an increase in the average number of set-top boxes and DVRs purchased by new subscribers, partially offset by lower set-top box and DVR manufacturing costs. Also impacting the year were higher upgrade and retention expenses due to an increase in the number of existing customers taking DVRs, local channel equipment upgrades, additional set-top receivers, the movers program, and high-definition equipment. These higher costs were partially offset by the increase in gross profit generated from the higher revenues. In addition, operating profit was negatively impacted by additional amortization expense resulting from the NRTC and Pegasus transactions which were completed in the third quarter of 2004.

    DIRECTV Latin America Segment

    On October 11, 2004, The DIRECTV Group announced a series of transactions with News Corporation, Grupo Televisa, Globo and Liberty Media that will result in the reorganization of the companies' direct-to-home (DTH) satellite TV platforms in Latin America. The transactions are designed to strengthen the operating and financial performance of DIRECTV Latin America by combining the two DTH platforms into a single platform in each of the major territories served in the region. In aggregate, The DIRECTV Group is paying approximately $580 million in cash for the News Corporation and Liberty Media equity stakes in the Sky platforms, of which approximately $398 million was paid in October 2004.



                                    Three Months      Twelve Months
DIRECTV Latin America            Ended December 31, Ended December 31,
                                 -------------------------------------
                                      2004     2003     2004     2003
----------------------------------------------------------------------
Revenue ($M)                          $182     $159     $675     $598
----------------------------------------------------------------------
Operating Profit (Loss) Before
 Depreciation and Amortization
 ($M)                                  (25)     (18)      46      (85)
----------------------------------------------------------------------
Operating Loss ($M)                    (76)     (66)    (142)    (285)
----------------------------------------------------------------------
Net Subscriber Additions (Losses)
 (000's)                              57(1)      50    111(1)     (83)
----------------------------------------------------------------------

1 - Excludes impact from Sky transactions in Mexico, Chile and
Colombia.


    Fourth Quarter Review

    In the fourth quarter of 2004, DIRECTV Latin America added 57,000 net subscribers (excluding Mexico, Chile and Colombia) primarily due to the continued stable economic environment in the region. In Mexico, DIRECTV Latin America lost 53,000 subscribers in the quarter, including 35,000 subscribers who migrated to the Sky Mexico platform. In addition, DIRECTV Latin America began consolidating the financial results of 89,000 subscribers from the former Sky Chile and Sky Colombia operations. As a result, the total number of DIRECTV subscribers in Latin America as of December 31, 2004 was 1.65 million compared with 1.50 million on December 31, 2003.
    Revenues for DIRECTV Latin America increased 14% to $182 million in the quarter primarily due to the larger subscriber base as well as the consolidation of Sky Chile and Sky Colombia. The larger DIRECTV Latin America's fourth quarter 2004 operating loss before depreciation and amortization of $25 million and operating loss of $76 million was primarily attributed to charges associated with the ongoing shut-down of DIRECTV Latin America's Mexico operations, which included a $36 million charge principally for asset write-downs and a $9 million charge for severance and other shut-down related costs. These declines were partially offset by DIRECTV Latin America's lower post-bankruptcy cost structure following its emergence from bankruptcy in February 2004.

    Full Year Review

    In 2004, DIRECTV Latin America added 111,000 net subscribers (excluding Mexico, Chile and Colombia in the fourth quarter) primarily due to continued stable economic conditions in the region throughout the year. In Mexico, DIRECTV Latin America lost 53,000 subscribers in the fourth quarter, including 35,000 subscribers who migrated to the Sky Mexico platform. Also in the fourth quarter, DIRECTV Latin America began consolidating the financial results of 89,000 subscribers from the former Sky Chile and Sky Colombia operations. Revenues increased 13% to $675 million primarily due to the larger subscriber base and the full year impact of consolidating the local operating companies in Puerto Rico and Venezuela.
    The improvement in operating profit before depreciation and amortization and operating loss was primarily due to DIRECTV Latin America's lower post-bankruptcy cost structure following its emergence from bankruptcy partially offset by charges associated with the ongoing shut-down of DIRECTV Latin America's Mexico operations, which included a $36 million charge principally for asset write-downs and a $9 million charge for severance and other shut-down costs.

    Network Systems Segment

    In the fourth quarter of 2004, The DIRECTV Group announced an agreement for the sale of substantially all of the remaining assets of HNS to a new entity that will be jointly owned by SkyTerra Communications, Inc. and The DIRECTV Group. SkyTerra is an affiliate of Apollo Management, L.P., a New York-based private equity firm. The transaction, which is expected to close in the first half of 2005, is subject to certain regulatory approvals, receipt of financing and other customary closing conditions. The DIRECTV Group will receive $251 million in cash at the close of the transaction and 300,000 shares of SkyTerra common stock, currently valued at about $10 million. In the fourth quarter, a non-cash pre-tax charge of $217 million was recorded related to this transaction primarily for the write-down of HNS net-assets to their fair value based on the agreed upon sales price.
    In the third quarter of 2004, The DIRECTV Group announced a decision to change the primary use of the SPACEWAY 1 and SPACEWAY 2 satellites to offer video services for DIRECTV U.S. This decision triggered a requirement to test the SPACEWAY assets for impairment. A valuation analysis showed that the assets were impaired and that their book value of approximately $1.9 billion exceeded fair value for use in the Company's U.S. direct-to-home broadcast business by approximately $1.47 billion which was recorded at HNS as a non-cash pre-tax impairment charge in the third quarter of 2004.
    During the second quarter of 2004, The DIRECTV Group announced the sale of its interest in Hughes Software Systems (HSS was a 55% owned subsidiary of HNS) and received $227 million in cash. Beginning in the second quarter of 2004, the Network Systems segment excludes the financial results of HSS for all periods presented. The DIRECTV Group reports HSS as a discontinued operation in the consolidated financial statements. At the close of the sale in the third quarter, The DIRECTV Group recorded a $91 million after-tax gain (reflected in "Income
(loss) from discontinued operations, net of taxes").
    Also in the second quarter of 2004, The DIRECTV Group entered into an agreement with Thomson Inc. for a long-term supply and development agreement which included the sale of HNS' set-top box manufacturing operations. Due to the ongoing relationship resulting from this new agreement, set-top box manufacturing is not reported as a discontinued operation, and is included in the Network Systems segment's financial results for 2003 and through the date of the agreement, June 22, 2004.



                                   Three Months       Twelve Months
HNS                             Ended December 31, Ended December 31,
                                --------------------------------------
                                    2004      2003     2004      2003
----------------------------------------------------------------------
Revenue ($M)                        $223       406   $1,099    $1,271
----------------------------------------------------------------------
Operating Profit/(Loss) Before
 Depreciation and Amortization
 ($M)                               (203)       15   (1,702)      (33)
----------------------------------------------------------------------
Operating Loss ($M)                 (250)       (3)  (1,797)     (103)
----------------------------------------------------------------------


    Fourth Quarter Review

    The fourth quarter 2004 revenue decline to $223 million was primarily due to the sale of the HNS set-top box business to Thomson discussed above. The higher operating loss before depreciation and amortization and operating loss was principally due to the $206 million impairment write-down of HNS assets to their fair value based on the agreed upon sales price and a $11 million severance charge also associated with the expected sale.

    Full Year Review

    Full Year 2004 revenues declined to $1.10 billion primarily due to the sale of the HNS set-top box operations to Thomson in the second quarter of 2004. The higher operating loss before depreciation and amortization and operating loss was principally due to the $1.47 billion impairment charge for the SPACEWAY assets, the $206 million impairment write-down, and $26 million in severance charges associated with the sale of the HNS set-top box manufacturing operations and substantially all of the remaining assets of HNS.



                      BALANCE SHEET AND CASH FLOW

                                             December 31, December 31,
                                             -------------------------
                                                 2004        2003
----------------------------------------------------------------------
Cash and Cash Equivalents ($B)                  $2.83       $1.75
----------------------------------------------------------------------
Total Debt ($B)                                  2.43        2.66
----------------------------------------------------------------------
Net Debt/(Cash) ($B)                            (0.40)       0.91
----------------------------------------------------------------------


    In 2004, The DIRECTV Group's consolidated cash balance increased by $1.08 billion to $2.83 billion and total debt declined by $232 million to $2.43 billion compared to the December 31, 2003 balances. During this period, The DIRECTV Group had positive cash flow(3) of $1.32 billion. The primary sources of cash were: $2.64 billion for the sale of PanAmSat, $478 million for the sale of XM Satellite Radio shares, $250 million for the execution of the supply and development contract and sale of HNS' set-top box operations to Thomson, and $227 million for the sale of HSS. The primary uses of cash were: $1.02 billion for capital expenditures primarily at DIRECTV U.S., $956 million in lump sum payments for the purchase of Pegasus and NRTC subscribers (net of amounts owed DIRECTV by Pegasus), $398 million for the News Corporation and Liberty Media equity stakes in the Sky platforms, $204 million for payments to creditors of DIRECTV Latin America, LLC associated with its emergence from bankruptcy and $213 million for required payments by DIRECTV U.S. on its term loan facility.

    CONFERENCE CALL INFORMATION

    A live webcast of The DIRECTV Group's fourth quarter 2004 earnings call will be available on the company's website at www.directv.com. The call will begin at 1:00 p.m. ET, today January 27, 2005. The dial in number for the call is (913) 981-5542. The webcast will be archived on our website and a replay of the call will be available (dial in number: 719-457-0820, code: 307531) beginning at 5:30 p.m. ET on
Thursday, January 27 through 11:59 p.m. ET Monday, January 31.

    FOOTNOTES

    (1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see each of The DIRECTV Group's and DIRECTV Holdings LLC's Annual Reports on Form 10-K for the year ended December 31, 2003 for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.
    (2) Earnings (loss) per common share is calculated using the weighted average number of common shares outstanding, which was calculated using the number of our common shares outstanding from December 23, 2003 to December 31, 2004 and the number of shares in the GM Class H Dividend Base prior to December 23, 2003. The GM Class H Dividend Base is equal to the number of shares of GM Class H common stock which, if issued and outstanding, would have represented 100% of the tracking stock interest in our earnings. GM Class H common stock was a "tracking stock" of GM designed to provide holders with financial returns based on our financial performance. Holders of GM Class H common stock had no direct rights in our equity or assets, but rather had rights in the equity and assets of GM (which included 100% of our common stock).
    (3) Cash Flow is defined as "Net cash provided by (used in) operating activities" plus "Net cash provided by (used in) investing activities."

    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of

1934. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model; improve customer service; create new and desirable programming content and interactive features; achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; uncertainties regarding the success of planned divestitures or strategic partnerships and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.



             NON-GAAP FINANCIAL RECONCILIATION SCHEDULE(1)

Dollars in Millions                 Three Months      Twelve Months
                                 Ended December 31, Ended December 31,
----------------------------------------------------------------------
                                     2004      2003     2004     2003
----------------------------------------------------------------------
The DIRECTV Group
 Operating loss                     $(437)    $(177) $(2,111)   $(138)
 Plus: depreciation &
  amortization (D&A)                  281       189      838      755
                                      ---       ---      ---      ---
 Operating profit (loss) before
  D&A                               $(156)      $11  $(1,273)    $617
                                    ======      ===  ========    ====
----------------------------------------------------------------------

(1) For a reconciliation of non-GAAP financial measures for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group's annual report on Form 10-K for the year ended December 31, 2004 which is expected to be filed with SEC in February 2005. Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV Holdings LLC's stand-alone financial statements included in this earnings release. Numbers may not add due to rounding.


    DIRECTV is the nation's leading and fastest growing digital multichannel television service provider with more than 13.9 million customers and more than 225 digital channels. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of The DIRECTV Group, Inc. (NYSE:DTV). The DIRECTV Group is a world-leading provider of digital multichannel television entertainment and broadband satellite networks and services. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, Inc. which is approximately 82 percent owned by News Corporation. For more information visit www.directv.com.



THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

                                 Three Months        Twelve Months
                              Ended December 31,   Ended December 31,
                              ------------------- --------------------
                                 2004      2003       2004      2003
                              ------------------- --------------------

Revenues                      $3,362.1  $2,754.3  $11,360.0  $9,372.2
----------------------------------------------------------------------

Operating Costs and Expenses,
 Exclusive of Depreciation and
 Amortization Expense Shown
 Separately Below
      Broadcast programming
       and other costs of sale 1,532.4   1,402.3    4,996.5   4,510.5
      Subscriber service
       expenses                  231.0     168.8      779.9     656.5
      Subscriber acquisition
       costs:
          Third party customer
           acquisitions          559.3     419.7    2,009.8   1,439.6
          Direct customer
           acquisitions          194.3     146.2      694.0     395.4
      Upgrade and retention
       costs                     334.2     153.9    1,002.4     412.0
      Broadcast operations
       expenses                   52.8      51.3      196.7     197.3
      General and
       administrative expenses   371.2     400.8    1,245.0   1,143.5
      Asset impairment charges   242.6         -    1,708.7         -
Depreciation and amortization
 expense                         281.3     188.5      838.0     754.9
----------------------------------------------------------------------
Total Operating Costs and
 Expenses                      3,799.1   2,931.5   13,471.0   9,509.7
----------------------------------------------------------------------

Operating Loss                  (437.0)   (177.2)  (2,111.0)   (137.5)

Interest income                   17.6       7.9       50.6      28.4
Interest expense                 (61.6)    (32.5)    (131.9)   (156.3)
Reorganization (expense)
 income                            0.1    (193.1)      43.0    (212.3)
Other, net                           -      38.0      397.6         -
----------------------------------------------------------------------

Loss From Continuing Operations
 Before Income Taxes, Minority
 Interests and Cumulative
 Effect of Accounting Changes   (480.9)   (356.9)  (1,751.7)   (477.7)

Income tax benefit               190.0      50.3      687.3     104.3
Minority interests in net
 (earnings) losses of
 subsidiaries                      7.6      (0.7)      13.1      (1.9)
----------------------------------------------------------------------

Loss from continuing
 operations before cumulative
 effect of accounting changes   (283.3)   (307.3)  (1,051.3)   (375.3)
Income (loss) from
 discontinued operations,
 net of taxes                        -      (2.2)    (582.2)     78.1
----------------------------------------------------------------------

Loss before cumulative effect
 of accounting changes          (283.3)   (309.5)  (1,633.5)   (297.2)
Cumulative effect of
 accounting changes, net of
 taxes                               -         -     (310.5)    (64.6)
----------------------------------------------------------------------

Net Loss                       $(283.3)  $(309.5) $(1,944.0)  $(361.8)
======================================================================


Basic and Diluted Earnings
 (Loss) Per Common Share:
Loss from continuing
 operations before cumulative
 effect of accounting changes   $(0.20)   $(0.22)    $(0.76)   $(0.27)
Income (loss) from
 discontinued operations,
 net of taxes                        -         -      (0.42)     0.06
Cumulative effect of
 accounting changes, net of
 taxes                               -         -      (0.22)    (0.05)
----------------------------------------------------------------------
Net Loss                        $(0.20)   $(0.22)    $(1.40)   $(0.26)
======================================================================

Weighted average number of
 common shares outstanding (in
 millions) - Basic and Diluted 1,385.7   1,383.4    1,384.8   1,382.5
======================================================================





THE DIRECTV GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                                      December 31,
                                                 ---------------------
ASSETS                                               2004       2003
----------------------------------------------------------------------
Current Assets
Cash and cash equivalents                         $2,830.0   $1,754.7
Accounts and notes receivable, net of allowances
 of $121.7 and $112.7                                918.6      896.3
Inventories                                          124.4      270.3
Prepaid expenses and other                           377.0    1,087.9
Assets of businesses held for sale                   521.1    6,381.6
----------------------------------------------------------------------

Total Current Assets                               4,771.1   10,390.8
Satellites, net                                    1,560.4    2,408.2
Property, net                                      1,135.1    1,791.6
Goodwill, net                                      3,044.1    3,034.1
Intangible Assets, net                             2,227.1      568.5
Investments and Other Assets                       1,583.4      819.4
----------------------------------------------------------------------

Total Assets                                     $14,321.2  $19,012.6
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable                                  $1,290.9   $1,400.9
Unearned subscriber revenue and deferred credits     261.5      170.3
Short-term borrowings and current portion of
 long-term debt                                       19.8      226.2
Accrued liabilities and other                        887.1      937.5
Liabilities of businesses held for sale              243.9    3,139.6
----------------------------------------------------------------------

Total Current Liabilities                          2,703.2    5,874.5
Long-Term Debt                                     2,409.5    2,434.8
Other Liabilities and Deferred Credits             1,643.1      832.8
Deferred Income Taxes                                    -      216.6
Commitments and Contingencies
Minority Interests                                    47.9       22.8
Stockholders' Equity                               7,517.5    9,631.1
----------------------------------------------------------------------

Total Liabilities and Stockholders' Equity       $14,321.2  $19,012.6
======================================================================





THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                                       Years Ended
                                                       December 31,
                                                      2004      2003
----------------------------------------------------------------------
Cash Flows from Operating Activities
Loss from continuing operations before cumulative
 effect of accounting changes                     $(1,051.3)  $(375.3)
Adjustments to reconcile loss from continuing
 operations before cumulative effect of accounting
 changes to net cash provided by operating
 activities
     Depreciation and amortization                    838.0     754.9
     Asset impairment charges                       1,708.7         -
     Equity losses from unconsolidated affiliates         -      81.5
     Loss on disposal of assets                        24.9      10.4
     Net gain from sale of investments               (396.5)     (7.5)
     Net unrealized gain on investments                   -     (79.4)
     Stock-based compensation expense                  57.1      10.5
     Deferred income taxes and other                 (847.2)    (61.1)
     Accounts receivable credited against Pegasus
      purchase price                                 (220.2)        -
     Change in other operating assets and
      liabilities
        Accounts and notes receivable                  18.8    (103.4)
        Inventories                                    23.2     (40.4)
        Prepaid expenses and other                    (20.8)    (14.4)
        Accounts payable                              (21.9)    385.1
        Accrued liabilities                          (103.4)    203.4
        Other                                         244.0      68.3
----------------------------------------------------------------------
Net Cash Provided by Operating Activities             253.4     832.6
----------------------------------------------------------------------
Cash Flows from Investing Activities
Proceeds from sale of businesses                    2,918.4         -
Proceeds from sale of investments                     510.5      29.8
Cash paid for acquired assets                        (997.3)        -
Investment in companies, net of cash acquired        (388.5)    (11.8)
Net sale (purchase) of short-term investments           7.6     (43.5)
Expenditures for property                            (476.4)   (410.6)
Expenditures for satellites                          (546.7)   (336.8)
Other                                                   5.5      33.0
----------------------------------------------------------------------
Net Cash Provided by (Used in) Investing
 Activities                                         1,033.1    (739.9)
----------------------------------------------------------------------
Cash Flows from Financing Activities
Net decrease in short-term borrowings                  (6.2)   (515.3)
Long-term debt borrowings                               1.2   2,627.3
Repayment of long-term debt                          (214.8)    (18.8)
Debt issuance costs                                    (2.4)    (68.8)
Repayment of obligations under capital lease          (12.0)        -
Stock options exercised                                23.0      17.7
Special cash dividend paid to General Motors              -    (275.0)
----------------------------------------------------------------------
Net Cash Provided by (Used in) Financing
 Activities                                          (211.2)  1,767.1
----------------------------------------------------------------------
Net cash provided by continuing operations          1,075.3   1,859.8
Net cash used in discontinued operations                  -    (429.5)
----------------------------------------------------------------------
Net increase in cash and cash equivalents           1,075.3   1,430.3
Cash and cash equivalents at beginning of the year  1,754.7     324.4
----------------------------------------------------------------------
Cash and cash equivalents at the end of the year   $2,830.0  $1,754.7
----------------------------------------------------------------------





THE DIRECTV GROUP, INC.
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)

                                 Three Months         Twelve Months
                              Ended December 31,   Ended December 31,
                              -------------------  -------------------
                                 2004      2003       2004      2003
----------------------------------------------------------------------
DIRECTV U.S.
Total Revenues               $ 2,959.7  $2,255.1  $ 9,763.9  $7,695.6
Operating Profit Before
 Depreciation and
 Amortization (1)                117.9     165.8      583.1     955.8
Operating Profit Before
 Depreciation and
 Amortization Margin (1)           4.0%      7.4%       6.0%     12.4%
Operating Profit (Loss)      $   (65.3) $   39.9  $    21.9  $  458.8
Operating Profit Margin            N/A       1.8%       0.2%      6.0%
Depreciation and
 Amortization                $   183.2  $  125.9  $   561.2  $  497.0
Capital Expenditures             162.9     213.0      671.5     389.0

----------------------------------------------------------------------
DIRECTV LATIN AMERICA
Total Revenues               $   182.0  $  159.0  $   675.2  $  597.7
Operating Profit (Loss)
 Before Depreciation and
 Amortization (1)                (25.2)    (17.5)      45.9     (85.3)
Operating Profit Before
 Depreciation and
 Amortization Margin (1)           N/A       N/A        6.8%      N/A
Operating Loss               $   (76.4) $  (65.7) $  (142.0) $ (284.6)
Depreciation and
 Amortization                     51.2      48.2      187.9     199.3
Capital Expenditures              21.7      15.5       81.7      57.9

----------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues               $   223.3  $  406.2  $ 1,099.1  $1,271.0
Operating Profit (Loss)
 Before Depreciation and
 Amortization (1)               (202.8)     14.5   (1,701.6)    (32.6)
Operating Profit Before
 Depreciation and
 Amortization Margin (1)           N/A       3.6%       N/A       N/A
Operating Loss               $  (250.4) $   (3.0) $(1,797.2) $ (103.4)
Depreciation and
 Amortization                     47.6      17.5       95.6      70.8
Capital Expenditures              49.5      72.0      132.1     159.6

----------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues               $    (2.9) $  (66.0) $  (178.2) $ (192.1)
Operating Loss Before
 Depreciation and
 Amortization (1)                (45.6)   (151.5)    (200.4)   (220.5)
Operating Loss                   (44.9)   (148.4)    (193.7)   (208.3)
Depreciation and
 Amortization                     (0.7)     (3.1)      (6.7)    (12.2)
Capital Expenditures              25.3      58.7      137.8     140.9

----------------------------------------------------------------------
TOTAL
Total Revenues               $ 3,362.1  $2,754.3  $11,360.0  $9,372.2
Operating Profit (Loss)
 Before Depreciation and
 Amortization (1)               (155.7)     11.3   (1,273.0)    617.4
Operating Profit Before
 Depreciation and
 Amortization Margin (1)           N/A       0.4%       N/A       6.6%
Operating Loss               $  (437.0) $ (177.2) $(2,111.0) $ (137.5)
Depreciation and
 Amortization                    281.3     188.5      838.0     754.9
Capital Expenditures             259.4     359.2    1,023.1     747.4

======================================================================

(1) See footnote 1 on page 7.





  The Following Pages Reflect DIRECTV U.S.' Financial Statements and

                  Other Data as a Stand Alone Entity





DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------

Revenues                       $2,959.7  $2,255.1  $9,763.9  $7,695.6
Operating Costs and Expenses,
 exclusive of depreciation and
 amortization expense shown
 separately below
    Programming and other
     costs                      1,320.3   1,051.8   4,010.5   3,229.8
    Subscriber service
     expenses                     220.2     157.0     740.2     623.5
    Subscriber acquisition
     costs:
       Third party customer
        acquisitions              549.4     402.8   1,960.8   1,388.4
       Direct customer
        acquisitions              188.6     146.0     684.1     395.1
    Upgrade and retention
     costs                        332.0     151.1     993.2     404.4
    Broadcast operations
     expenses                      31.3      34.5     129.7     133.4
    General and administrative
     expenses                     200.0     146.1     662.3     565.2
Depreciation and amortization
 expense                          183.2     125.9     561.2     497.0
                               --------- --------- --------- ---------
       Total Operating Costs
        and Expenses            3,025.0   2,215.2   9,742.0   7,236.8
                               --------- --------- --------- ---------
Operating Profit (Loss)           (65.3)     39.9      21.9     458.8
Interest expense, net             (55.6)    (50.9)   (192.1)   (192.0)
Other expense                        --        --        --      (4.0)
                               --------- --------- --------- ---------
Income (Loss) Before Income
 Taxes and Cumulative Effect
 of Accounting Change            (120.9)    (11.0)   (170.2)    262.8
Income tax benefit (expense)       43.4       4.2      61.3     (98.5)
                               --------- --------- --------- ---------
Income (Loss) Before
 Cumulative Effect of
 Accounting Change                (77.5)     (6.8)   (108.9)    164.3
Cumulative effect of
 accounting change, net of
 taxes                               --        --    (311.5)       --
                               --------- --------- --------- ---------
Net Income (Loss)                $(77.5)    $(6.8)  $(420.4)   $164.3
                               ========= ========= ========= =========





DIRECTV HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                             December 31, December 31,
                                                   2004          2003
                                             -------------------------
                   ASSETS
Current Assets
     Cash and cash equivalents                     $34.5       $415.7
     Accounts receivable, net of allowances
      of $86.4 and $51.1                           885.0        679.7
     Inventories, net                              122.0        100.0
     Prepaid expenses and other                    289.8        555.6
                                             ------------ ------------
          Total Current Assets                   1,331.3      1,751.0
Satellites, net                                  1,597.4      1,081.5
Property, net                                      686.1        732.3
Goodwill, net                                    3,031.7      2,891.1
Intangible Assets, net                           2,224.9        549.7
Other Assets                                       122.8        109.5
                                             ------------ ------------
          Total Assets                          $8,994.2     $7,115.1
                                             ============ ============

       LIABILITIES AND OWNER'S EQUITY

Current Liabilities
     Accounts payable and accrued
      liabilities                               $1,771.7     $1,495.2
     Unearned subscriber revenue and
      deferred credits                             255.9        164.1
     Current portion of long-term debt              10.2        213.1
                                             ------------ ------------
          Total Current Liabilities              2,037.8      1,872.4
Long-Term Debt                                   3,276.6      2,411.9
Other Liabilities and Deferred Credits           1,128.6        417.1
Deferred Income Taxes                              172.3        274.2
Commitments and Contingencies
Owner's Equity
     Capital stock and additional paid-in
      capital                                    3,458.7      2,798.9
     Accumulated deficit                        (1,079.8)      (659.4)
                                             ------------ ------------
          Total Owner's Equity                   2,378.9      2,139.5
                                             ------------ ------------
       Total Liabilities and Owner's Equity     $8,994.2     $7,115.1
                                             ============ ============





DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                                   Twelve Months Ended
                                                       December 31,
                                                   -------------------
                                                       2004      2003
                                                   --------- ---------
Cash Flows from Operating Activities
Income (Loss) Before Cumulative Effect of
 Accounting Change                                  $(108.9)   $164.3
Adjustments to reconcile income (loss) before
 cumulative effect of accounting change to net
 cash provided by operating activities, net of
 assets acquired
     Depreciation and amortization expense            561.2     497.0
     Loss on sale or disposal of property              15.8       3.7
     Cost of employee benefits                         28.0      20.0
     Amortization of debt issuance costs                8.9       7.0
     Deferred income taxes and other                  (21.6)     37.7
     Accounts receivable credited against Pegasus
      purchase price                                 (220.2)       --
     Change in other operating assets and
      liabilities
       Accounts receivable, net                      (115.7)   (173.0)
       Inventories                                    (21.4)    (37.4)
       Prepaid expenses and other                    (125.2)    (21.8)
       Other assets                                   (23.3)    (13.1)
       Accounts payable and accrued liabilities       200.0     355.3
       Unearned subscriber revenue and deferred
        credits                                        61.3       7.5
       Other liabilities and deferred credits         185.6     (60.5)
                                                   --------- ---------
          Net Cash Provided by Operating
           Activities                                 424.5     786.7
                                                   --------- ---------
Cash Flows from Investing Activities
Expenditures for property and equipment              (249.0)   (228.2)
Expenditures for satellites                          (422.5)   (160.8)
Cash paid for acquired assets                        (997.3)       --
Proceeds from sale of property                          3.7       0.6
                                                   --------- ---------
          Net Cash Used in Investing Activities    (1,665.1)   (388.4)
                                                   --------- ---------
Cash Flows from Financing Activities
Repayment of debt                                    (213.2)       --
Net cash contribution from Parent                     200.0       4.9
Borrowing from Parent                                 875.0        --
Cash proceeds from financing transactions                --   2,625.0
Distribution to Parent                                   --  (2,558.5)
Debt issuance costs                                    (2.4)    (68.8)
                                                   --------- ---------
          Net Cash Provided by Financing
           Activities                                 859.4       2.6
                                                   --------- ---------
Net increase (decrease) in cash and cash
 equivalents                                         (381.2)    400.9
Cash and cash equivalents at beginning of the year    415.7      14.8
                                                   --------- ---------
Cash and cash equivalents at end of the year          $34.5    $415.7
                                                   ========= =========

Supplemental Cash Flow Information
Interest paid                                        $210.7    $161.5
Income taxes paid                                       0.6      63.0





DIRECTV HOLDINGS LLC
Non-GAAP Financial Reconciliation and Other Data
(Unaudited)

----------------------------------------------------------------------
                                    Three Months   Twelve Months Ended
                                       Ended           December 31,
                                    December 31,
                                   --------------- -------------------
                                    2004    2003      2004      2003
                                   ------- ------- --------- ---------
                                         (Dollars in Millions)

Operating Profit (Loss)            $(65.3)  $39.9     $21.9    $458.8
Add back: Subscriber acquisition
           costs:
           Third party customer
            acquisitions            549.4   402.8   1,960.8   1,388.4
           Direct customer
            acquisitions            188.6   146.0     684.1     395.1
          Depreciation and
           amortization expense     183.2   125.9     561.2     497.0
                                   ------- ------- --------- ---------
Subtotal                            921.2   674.7   3,206.1   2,280.5
                                   ------- ------- --------- ---------

Pre-SAC margin (1)                 $855.9  $714.6  $3,228.0  $2,739.3
                                   ======= ======= ========= =========
Pre-SAC margin as a percentage of
 revenue (1)                         28.9%   31.7%     33.1%     35.6%
----------------------------------------------------------------------

----------------------------------------------------------------------
                              Other Data
----------------------------------------------------------------------
                                    Three Months   Twelve Months Ended
                                       Ended           December 31,
                                    December 31,
                                   --------------- -------------------
                                    2004    2003      2004      2003
                                   ------- ------- --------- ---------
Average monthly revenue per
 subscriber (ARPU) (2)             $71.92  $71.75    $66.95    $63.92
Average monthly churn % (3)          1.60%   1.51%     1.59%     1.55%
Average subscriber acquisition
 costs-per subscriber (SAC) (2)      $669    $638      $643      $593
Total number of subscribers-
 platform (000's)  (3)             13,940  12,212    13,940    12,212
Capital expenditures (millions)
 (2)                               $162.9  $213.0    $671.5    $389.0
----------------------------------------------------------------------

----------------------------------------------------------------------
(1) Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions "Subscriber acquisition costs" and "Depreciation and amortization expense" to "Operating Profit." This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.' current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs," management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.' current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

(2) The amounts presented for 2004 include the results from the former NRTC and Pegasus subscribers for approximately the last four months of 2004. The amounts presented for 2003 exclude the results from the former NRTC and Pegasus subscribers for the entire period presented.

(3) The amounts presented for 2003 and 2004 include the results from the former NRTC and Pegasus subscribers for the entire period presented.
----------------------------------------------------------------------


    CONTACT: The DIRECTV Group, Inc.
             Media Contact: Bob Marsocci, 310-964-4656
             Investor Relations: 310-964-0808